Exhibit 99.1

FOR IMMEDIATE RELEASE

December 14, 2016	Media: Peter Lucht—781.655.2289
Investors: Ellen A. Taylor—203.900.6854

Citizens Financial Group Names John F. Woods of MUFG as Chief Financial Officer

PROVIDENCE, RI — Citizens Financial Group, Inc. (NYSE: CFG or Citizens) today announced the appointment of John F. Woods as Executive Vice President and Chief Financial Officer. He will serve on the company’s Executive Committee and report to Chairman and CEO Bruce Van Saun. Woods joins Citizens from Mitsubishi UFJ Financial Group, Inc. (MUFG), where he has served as CFO of the Americas since 2013. Prior to that, he served as Vice Chairman and CFO for the predecessor company of MUFG Union Bank, N.A., a wholly owned subsidiary of MUFG. Woods also has held senior finance leadership roles at JPMorgan Chase and the Federal Home Loan Mortgage Corporation (Freddie Mac).

Woods will join Citizens on Feb. 13, 2017, and will succeed interim CFO John Fawcett effective March 4, 2017. As previously announced, Fawcett will assume the interim CFO role on Dec. 17, 2016, following the departure of current Citizens CFO Eric Aboaf.

Chairman and CEO Bruce Van Saun commented: “We are extremely pleased to welcome John to the leadership team as our new CFO. He has a broad background in financial services, including experience in regional banking with MUFG Union Bank. John will hit the ground running in terms of contributing to our strategy, balance sheet management, efficiency initiatives and business partnership, as well as providing experienced leadership to our Finance function.”

Woods added, “I’m thrilled to join Citizens and contribute to a growth plan that is already delivering strong value for Citizens stakeholders. This is a very exciting time for Citizens and I look forward to partnering closely with Bruce and the leadership team to help drive further success.”

As CFO, Woods will have responsibility for the business line finance groups and for the company’s Financial Planning and Analysis, Controller, Investor Relations, Strategy, Treasury, Tax and Capital Management functions.

John F. Woods—Biography

John F. Woods is joining Citizens Financial Group as Executive Vice President and Chief Financial Officer from MUFG, where he served as CFO of the Americas since 2013. He previously served as Vice Chairman and CFO for the predecessor company of MUFG Union Bank since December 2009. Prior to that, Woods was CFO of the Home Lending business at JPMorgan Chase and at Washington Mutual, a predecessor entity. Before that he held senior financial positions at the Federal Home Loan Mortgage Corporation (Freddie Mac), including CFO of the Funding & Investment Division and Corporate Controller.

Citizens Financial Group, Inc.

Woods began his financial career in 1986 with Arthur Andersen in Washington, D.C., where he rose to partner in the financial and risk consulting group during his 16 years with the firm.

Woods holds a Bachelor of Science degree in Commerce from the University of Virginia at Charlottesville.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $147 billion in assets as of September 30, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides wealth management, mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets and M&A advisory, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

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Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission on February 26, 2016.

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